Exhibit 99.1

www.prvt.com

PRIVATE MEDIA GROUP RECEIVES NASDAQ LETTER REGARDING NON-COMPLIANCE WITH NASDAQ LISTING RULE AND REGAINS COMPLIANCE

BARCELONA, Spain, December 1, 2010 /PR Newswire/ — Private Media Group, Inc.(NASDAQ: PRVT) a worldwide leader in premium-quality adult entertainment products today announced that on November 24, 2010, the Company received a letter from The NASDAQ Stock Market stating that because the Company failed to file its Form 10-Q for the period ended September 30, 2010, on or before its due date, November 22, 2010, it is not in compliance with NASDAQ Marketplace Rule 5250(c)(1) (the “Rule”), which requires that a listed company timely file periodic financial reports with the U.S. Securities and Exchange Commission as condition to the continued listing of its securities. The NASDAQ letter has no immediate effect on the listing of the Company’s Common Stock.

The Company completed its filing of Form 10-Q on November 30, 2010 and received a letter from NASDAQ on December 1, 2010 stating that the Company had regained compliance with the Rule and that the matter was closed.

About Private Media Group

Founded in 1965, NASDAQ listed Private Media Group is a brand-driven world leader in adult entertainment, operating a global content distribution network with a wide range of platforms including mobile telephone handsets via 104 network operators in 45 countries, digital TV via 38 platforms in 24 countries, broadband Internet, television broadcasting, DVDs and magazines. Private Media Group owns the worldwide rights to its extensive archive of high-quality content, and also licenses its Private and “Silver Girls” trademarks internationally for a select range of luxury consumer products. Private is the world’s preferred content provider of adult entertainment to consumers anywhere, at any time and across all distribution platforms and devices.

Corporate site: prvt.com, consumer site: private.com

Disclaimer

This release contains, in addition to historical information, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which reflect the Company’s current judgments of those issues. However, because those statements are forward-looking and apply to future events, they are subject to such risks and uncertainties, which could lead to results materially different than anticipated by the Company.

For further information please contact:

Johan Gillborg

Chief Financial Officer

Private Media Group, Inc.

Tel +34 93 620 80 90

johan.gillborg@private.com

SOURCE: Private Media Group